Exhibit 99.1



              Rogers Corporation Announces Share Buy-Back Program


     ROGERS, Conn.--(BUSINESS WIRE)--Oct. 27, 2005--Rogers Corporation (NYSE:ROG) today announced that its Board of Directors has approved the investment of up to $25 million for the purchase of shares for a new buy-back program.
     The Company's current 12-month program approval expires this month. Rogers has spent $15.5 million repurchasing shares out of a total of $25 million authorized in October 2004.
     The timing and exact number of shares purchased will be determined at the Company's discretion and will depend on market conditions. All repurchases will be on the open market and are expected to be funded from existing cash. Currently, the Company has approximately 17 million shares of common stock outstanding. The new share buy-back program will be complete or cancelled within 12 months.
     "We believe that the current share price does not reflect the long term prospects of the Company and therefore represents an excellent opportunity for us to continue with a new share buy-back program," said Robert Wachob, President and Chief Executive Officer. "The initiative reflects our commitment to promote long-term shareholder value."
     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2004 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of October 27, 2005, and Rogers undertakes no duty to update this information unless required by law.


     CONTACT: Rogers Corporation
              Edward J. Joyce, 860-779-5705
              Fax: 860-779-5509
              E-mail: edward.joyce@rogerscorporation.com
              Rogers' Web site: www.rogerscorporation.com